EXHIBIT 99

Bina Thompson 212-310-3072
Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Executive Javier Teruel to Retire

New York, New York, January 12, 2007... The Colgate-Palmolive Company (NYSE:CL) today announced that Javier G. Teruel, Vice Chairman, has elected to retire on April 1, 2007 after 35 years of service.

Mr. Teruel made major contributions to Colgate in senior operating and corporate roles around the world. He has served since 2004 as Vice Chairman with responsibility for reviewing and sharpening the Company’s worldwide strategy and implementing Colgate’s successful business building and restructuring program. He has overseen corporate functions including Research & Development, Information Technology, Supply Chain, and Global Procurement, as well as the operations of the Company’s Hill’s Pet Nutrition business. Mr. Teruel began his Colgate career in 1971 in CP-Mexico, the Company’s largest subsidiary outside the U.S., and served as its President from 1993 to 1997, growing sales and profits significantly. Mr. Teruel was President of CP-Europe from 1997 to 2000. He has served since 2005 as a Director of Starbucks Corporation.

Mr. Teruel is returning to his native Mexico. His current responsibilities will be assumed by other senior Colgate executives.

Reuben Mark, Chairman and CEO, commented, "We are extremely grateful for Javier’s many outstanding contributions to Colgate’s long-term success and wish him and his wife Ofé much happiness in the future."

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill's Science Diet and Hill's Prescription Diet pet foods. For more information about Colgate's global business, visit the Company's web site at http://www.colgate.com.

This press release (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company's Form 10-K for the year ended December 31, 2005) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company’s web site at http://www.colgate.com.